EXHIBIT 23

actcpas.com 101 Washington Street East P.O. Box 2629 Charleston, WV 25329 304.346.0441 office│ 304.346.8333 fax 800.642.3601

CONSENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements (Nos. 333-156744 and 333-178039 on Form S-8, and 333-157136 on Form S-3) of Energy Services of America Corporation of our report dated December 15, 2017, relating to our audits of the consolidated financial statements, included in the Annual Report on Form 10-K of Energy Services of America Corporation for the year ended September 30, 2017.

/s/ Arnett Carbis Toothman LLP

Charleston, West Virginia

December 15, 2017

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